Exhibit 99.1
Media Contact:  Sheila Odom, 402.458.2329
Investor Contact:  Cheryl Watson, 317.469.2064

For immediate release

Nelnet, Inc. Receives Request for Information

LINCOLN, NE -- As previously disclosed on September 22, 2004 by Nelnet, Inc. (NYSE: NNI), Senator Edward Kennedy had, by letter, requested that the SEC investigate certain activities of the company. These activities relate to certain public statements and filings made by Nelnet on July 2, 2004 regarding 9.5% loan subsidies paid by the Department of Education to Nelnet as well as certain sales by company executives of Nelnet securities.

On September 27, 2004, Nelnet voluntarily contacted the SEC to request a meeting with representatives of the Staff of the Commission. Nelnet's request was granted, and representatives of the company met with representatives of the Staff on October 12, 2004. Nelnet offered to provide to the SEC any information the Staff wished to have relating to these issues. By letter dated October 14, 2004, the Staff requested that, in connection with an informal investigation, Nelnet provide certain information to the Staff. Nelnet is fully cooperating with the SEC in response to its request for information, and it continues to believe that the concerns Senator Kennedy expressed to the SEC are entirely unfounded.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.

Additional information is available at www.nelnet.net.

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Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.